Exhibit 99.1

FOR IMMEDIATE RELEASE

For: MAF Bancorp, Inc. 55th Street & Holmes Avenue Clarendon Hills, IL 60514	Contacts: Jerry A. Weberling, Chief Financial Officer (630) 887-5999

www.mafbancorp.com	Michael J. Janssen, SVP (630) 986-7544

MAF BANCORP REPORTS INCREASE IN FOURTH QUARTER EARNINGS PER SHARE
Company Reports Calendar 2005 Results of $3.13 Per Share

Clarendon Hills, Illinois, January 30, 2006 — MAF Bancorp, Inc. (MAFB) reported net income for the fourth quarter ended December 31, 2005 of $27.1 million, or $.83 per diluted share, up 12% compared to 2004 fourth quarter earnings per share. Net income was $25.2 million, or $.74 per diluted share in last year’s fourth quarter.

For the twelve months ended December 31, 2005, diluted earnings per share totaled $3.13 compared to $3.01 per diluted share reported in 2004.

Net Interest Income and Net Interest Margin

	QE 12/31/05	QE 9/30/05	QE 12/31/04
Net interest margin	2.69%	2.84%	3.07%
Interest rate spread	2.44%	2.61%	2.84%
Net interest income (000's)	$64,018	$66,124	$67,530
Average assets:
Yield on interest-earning assets	5.38%	5.23%	4.98%
Yield on loans receivable	5.69%	5.48%	5.16%
Yield on mortgage-backed securities	4.37%	4.24%	3.88%
Average interest-earning assets (000's)	$9,505,190	$9,301,466	$8,804,297
Average liabilities:
Cost of interest-bearing liabilities	2.94%	2.62%	2.14%
Cost of deposits	2.30%	2.01%	1.51%
Cost of borrowed funds	4.13%	3.81%	3.44%
Average interest-bearing liabilities (000's)	$8,671,094	$8,468,997	$7,915,439

Net Interest Margin: 4th Quarter 2005 v. 3rd Quarter 2005. The net interest margin declined 15 basis points during the quarter resulting in lower net interest income despite an increase in average interest-earning assets. The increase in the cost of deposits reflects higher interest rates and a change in the mix of the Company’s deposit portfolio.

Higher interest rates also resulted in increased asset yields but the effect of those advances was not as significant as the increased cost of interest-bearing liabilities. The increase in yield on loans receivable was driven by higher rates on new one- to four-family mortgage loans and the upward repricing of the equity line of credit and business banking portfolios. The Company expects further compression in the interest rate spread and net interest margin due to the currently inverted yield curve and continued strong competition in the Company's markets.

Net Interest Margin: 4th Quarter 2005 v. 4th Quarter 2004. On a year-over-year basis, the net interest margin declined by 38 basis points due to a combination of the flattening yield curve and rising rates along with increased pricing competition in the Company’s markets. Average interest-earning assets and average interest-bearing liabilities for the current quarter grew by 8.0% and 9.5%, respectively, compared to the prior year period.

Loan Portfolio Composition

	12/31/05		9/30/05		12/31/04
	(Dollars in thousands)
One- to four-family	$4,246,345	58.9%	$4,194,928	59.1%	$4,036,826	58.7%
Home equity loans and lines of credit	1,346,750	18.7	1,360,520	19.1	1,336,090	19.4
Multi-family	687,205	9.5	676,976	9.5	646,269	9.4
Commercial real estate	473,740	6.6	458,409	6.5	476,796	6.9
Commercial business	146,746	2.0	154,249	2.2	147,345	2.1
Construction	154,873	2.1	128,265	1.8	134,759	2.1
Land	150,012	2.1	121,945	1.7	92,779	1.3
Consumer loans	5,566	0.1	6,117	0.1	7,650	0.1

Total loans receivable, net	$7,211,237	100.0%	$7,101,409	100.0%	$6,878,514	100.0%

Growth in the loan portfolio was 6.2% annualized during the quarter and 4.8% over the past year. Growth in equity line of credit balances proved challenging during 2005, as prime interest rates rose 200 basis points during the year. Rate competition for business lending remains strong in both the Chicago and Milwaukee markets.

Non-Interest Income

	QE 12/31/05	QE 9/30/05	QE 12/31/04
Total non-interest income (000's)	$23,574	$19,790	$17,293
Non-interest income / total revenue(1)	26.9%	23.0%	20.4%

(1)	Total revenue equals net interest income plus non-interest income.

Non-interest income increased 19.1% compared to the third quarter of 2005 and 36.3% compared to the fourth quarter of 2004. The fourth quarter of 2005 includes a $2.4 million gain on the sale of mortgage servicing rights and $2.8 million in income from real estate operations as the Company completed its first sales in the Springbank development.

Residential Mortgage Originations, Sales and Servicing

	QE 12/31/05	QE 9/30/05	QE 12/31/04
	(Dollars in thousands)
1-4 Family Originations and Purchases
Fixed-rate	$159,512	$213,713	$174,371
Adjustable rate	353,523	358,729	335,930

Total	$513,035	$572,442	$510,301

Fixed-rate %	31%	37%	34%
Adjustable rate %	69	68	59
Refinance %	33	31	35

Loan Sales
Fixed-rate	$166,778	$205,102	$154,490
Adjustable rate	—	2,622	55,590

Total	166,778	207,724	210,080
Equity lines of credit	11,698	23,570	—

Total loans sold	$178,476	$231,294	$210,080

Gain on sale of 1-4 family mortgages	$1,575	$2,159	$2,860
Gain on sale of equity lines of credit	266	495	—

Total loan sale gains	$1,841	$2,654	$2,860

Margin on 1-4 family loan sales (basis points)	.94%	1.04%	1.36%

Loan Servicing
Loan servicing fee income	$2,400	$—	$—
Valuation recovery on mortgage servicing rights	443	479	521
Capitalized mortgage servicing rights as a percentage of loans
serviced for others (basis points)	.69%	.69%	.71%

Total one- to four-family residential mortgage loan volume was down 10% during the past three months compared to the third quarter of 2005, and down 15% in 2005 compared to 2004, as rising rates led to reduced consumer demand while competition remained strong. During the fourth quarter, the Company completed a sale of servicing rights on approximately $750 million of loans, or 21% of its one- to four-family mortgage loans serviced for others portfolio, at a pre-tax gain of $2.4 million. The loan servicing rights were sold to take advantage of an increase in servicing values early in the fourth quarter and represented primarily single service customers.

Deposit Account Service Fees

	QE 12/31/05	QE 9/30/05	QE 12/31/04
Deposit service charges (000's)	$9,436	$9,342	$8,687
Deposit service fees / total revenue	10.8%	10.9%	10.2%
Number of checking accounts (period end)	252,200	252,900	245,000

Higher fees implemented during the third quarter of 2005 contributed to modest growth in deposit service charges in the current quarter. Checking account growth remains challenging as the Company’s markets continue to be very competitive.

Real Estate Development Operations

	QE 12/31/05	QE 9/30/05	QE 12/31/04
Real estate development income - total (000's)	$2,762	$—	$1,396
Residential lot sale closings	123	—	22
Pending lot sales at quarter end	85	186	—
Investment in real estate held for development or sale (000's)	$50,066	$50,332	$35,091

The Company closed its first sales in the Springbank development in Plainfield, IL during the current quarter. As a result of delays in this project during the year and higher than expected development costs, income for the year from real estate development was significantly lower than originally planned. Included in income for the quarter ended December 31, 2005 is $428,000 related to the Shendandoah project that was completed during 2005. The Company expects higher income from real estate development in 2006, with most of the income coming in the second half of the year.

Non-Interest Expense

	QE 12/31/05	QE 9/30/05	QE 12/31/04
Total non-interest expense (000's)	44,369	44,929	46,511
Non-interest expense to average assets	1.72%	1.78%	1.95%
Efficiency ratio(1)	52.08%	52.28%	53.59%

(1)	The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gain/(loss) on sale on write-down of mortgage-backed and investment securities and mortgage servicing rights.

4th Quarter 2005 v. 3rd Quarter 2005. Total non-interest expense declined by $560,000 compared to the third quarter of 2005 as compensation and benefits expense fell by $919,000 primarily due to lower accruals for annual incentive compensation. Advertising costs declined by $838,000 from the previous quarter primarily due to a reevaluation of direct mail strategies and reduced special promotion and premium expenses. Other expense was up $726,000 primarily due to costs related to compliance initiatives and a $322,000 charge related to the write-off of a contingent receivable from a previous acquisition.

4th Quarter 2005 v. 4th Quarter 2004. Compared to a year ago, total non-interest expense declined $2.1 million, or 4.6%. Compensation and benefits decreased by $882,000, or 3.7%, primarily due to process improvement initiatives and lower accruals for annual incentive compensation and medical benefits expenses. Other non-interest expenses declined by $1.3 million primarily due to lower telephone expense, reduced fraud and bad check losses and lower costs related to the Bank’s affordable housing investments.

Income Tax Expense

Income tax expense totaled $14.6 million in the current quarter, equal to an effective income tax rate of 35.0%, higher than the 33.4% reported in the third quarter of 2005 and higher than the 33.8% effective rate reported for the quarter ended December 31, 2004. The increase in the effective tax rate over the past three months was due in part to lower earnings from tax-advantaged bank-owned life insurance investments in the current quarter. The higher effective tax rate in the current quarter compared to the fourth quarter of 2004 was primarily the result of the resolution of certain prior years’ income tax matters during 2004.

Asset Quality

	12/31/05	9/30/05	12/31/04
	(Dollars in thousands)
Non-performing loans (NPL)	$31,160	$35,377	$31,473
Non-performing assets (NPA)	$31,949	$36,166	$32,960
NPL / total loans	.43%	.50%	.46%
NPA / total assets	.30%	.35%	.34%
Allowance for loan losses (ALL)	$36,495	$36,335	$36,255
ALL / total loans	.51%	.51%	.53%
ALL / NPL	117.1%	102.7%	115.2%
Provision for loan losses for the quarter ended	$1,500	$480	$285
Net charge-offs for the quarter ended	$1,340	$279	$263

Non-performing loans declined $4.2 million over the last three months and are lower compared to December 31, 2004. The Company continues to experience strong credit quality. The large decrease in non-performing loans from the previous quarter was primarily the result of the charge-offs taken in the quarter and two equity lines of credit, aggregating $3.0 million, that are no longer non-performing. One of these loans was brought current and the other loan was repaid in full in the fourth quarter. Net charge-offs in the current quarter included $620,000 of charge-offs on two commercial loans and $613,000 of net charge-offs on one- to four-family mortgage loans and equity lines of credit. While net charge-offs increase substantially in the current quarter from prior periods, the overall level of charge-offs was not significant and the Company has not identified negative trends in asset quality. The provision for loan losses of $1.5 million for the quarter reflects the increase in net charge-offs and growth in the portfolio. At December 31, 2005, 93% of non-performing loans consisted of loans secured by one-to four-family residential properties, equal to the 93% reported at September 30, 2005.

Balance Sheet & Capital

	12/31/05	9/30/05	12/31/04
	(Dollars in thousands)
Assets:
Total assets	$10,487,504	$10,259,035	$9,681,384
Loans receivable	7,289,224	7,143,669	6,881,780
Mortgage-backed securities	1,556,570	1,519,526	1,193,189
Liabilities and Equity:
Total liabilities	$9,509,325	$9,293,068	$8,706,998
Deposits	6,197,503	6,132,037	5,935,708
Borrowed funds	3,057,669	2,898,399	2,600,667
Junior subordinated debentures	67,011	67,011	—
Stockholders' equity	978,179	965,967	974,386
Other:
Core deposits / total deposits	53.4%	55.1%	59.6%
Book value per share	$30.50	$30.14	$29.28
Stockholders' equity / total assets	9.3%	9.4%	10.1%

Deposit Composition

	12/31/05		9/30/05		12/31/04
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Commercial checking	$258,632	—	$282,431	—	$239,249	—
Non-interest bearing checking .	291,462	—	267,322	—	250,569	—
Interest-bearing checking	816,387	0.98%	814,261	0.97%	972,009	0.94%
Commercial money market	60,064	3.07%	78,678	2.96%	64,810	1.47%
Money market	615,280	2.34%	622,032	2.08%	611,507	0.97%
Passbook	1,268,680	0.60%	1,312,553	0.58%	1,399,099	0.57%

Core deposits	3,310,505	0.96%	3,377,277	0.91%	3,537,243	0.68%

Certificates of deposit	2,885,998	3.65%	2,753,634	3.34%	2,395,605	2.66%

Unamortized premium	1,000	—	1,126	—	2,860	—

Total deposits	$6,197,503	2.22%	$6,132,037	2.00%	$5,935,708	1.48%

Stockholders’ Equity

Stockholders’ equity increased by $12.2 million in the past three months primarily from net income of $27.1 million partially offset by cash dividends of $7.4 million and a $7.9 million decrease in the fair value of the Company’s available for sale securities portfolio. The Bank’s tangible, core and risk-based capital ratios at December 31, 2005, exceeded minimum and well-capitalized regulatory capital requirements.

Results for the Twelve Months Ended December 31, 2005

Diluted earnings per share totaled $3.13 in the current year up 4% from $3.01 last year. For the twelve months ended December 31, 2005, net income totaled $103.4 million compared to $101.5 million in last year’s comparable period. Net interest income was slightly higher at $264.8 million compared to $261.3 million last year, as increases in net interest-earning assets were largely offset by contracting interest rate spreads. The net interest margin contracted to 2.88% for 2005, compared to 3.06% for 2004. Non-interest income totaled $79.2 million in 2005, up 3.8% compared to 2004, despite significantly lower income from real estate operations. Non-interest income for 2005 included $664,000 related to bank-owned life insurance proceeds and a $2.4 million gain on sale of mortgage loan servicing rights.

The Company’s successful cost control efforts during the year held non-interest expense flat at $184.0 million in 2005 compared to 2004. This was achieved while operations continued to expand through acquisition (Chesterfield Financial Corp. in October 2004) and three new branch openings in 2005. The ratio of non-interest expense to average assets improved to 1.84% in 2005 compared to 1.99% in 2004. Compensation and benefits expense increased 1.5% in 2005 compared to 2004 while occupancy and equipment costs increased by 5.0% over this same period largely due to a greater number of branch office facilities compared to a year ago.

EFC Acquisition

On June 30, 2005, the Company announced it had reached an agreement to acquire Elgin, IL-based EFC Bancorp, Inc. in a cash and stock transaction valued at approximately $177.5 million on the date of announcement. At December 31, 2005, EFC had approximately $1.0 billion in assets and $735 million in deposits. The transaction is scheduled to close on January 31, 2006 and the Company expects to complete the data processing conversion by February 20, 2006. The Company expects that anticipated cost savings will be recognized over the course of the year as the acquired operations are fully integrated.

Company Profile

MAF Bancorp is the parent company of Mid America Bank, a federally chartered stock savings bank. The Bank currently operates a network of 75 retail banking offices throughout Chicago and Milwaukee and their surrounding areas. Offices in Wisconsin operate under the name “St. Francis Bank, a division of Mid America Bank.” The Company’s common stock trades on the Nasdaq Stock Market under the symbol MAFB.

Forward-Looking Information

Statements contained in this news release that are not historical facts, constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. These forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “plan,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted. The Company undertakes no obligation to update these forward-looking statements in the future.

Factors which could have a material adverse effect on operations and could affect management’s outlook or future prospects of the Company and its subsidiaries include, but are not limited to, unanticipated changes in interest rates or further inversion of the yield curve, less than anticipated balance sheet growth, unanticipated changes in secondary mortgage market conditions, deposit flows, competition, adverse federal or state legislative or regulatory developments, higher than expected compliance costs, deteriorating economic conditions which could result in increased delinquencies in the Company’s loan portfolio, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, financial services and residential real estate in the Company’s market areas, delays in real estate development projects, difficulties relating to the integration of the EFC acquisition and the possible short-term dilutive effect of the EFC acquisition or other potential acquisitions, if any, and changes in accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

MAF BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(Unaudited)
Interest income	$128,324	$110,149	$478,656	$421,173
Interest expense	64,306	42,619	213,897	159,885

Net interest income	64,018	67,530	264,759	261,288
Provision for loan losses	1,500	285	1,980	1,215

Net interest income after provision for loan losses	62,518	67,245	262,779	260,073
Non-interest income:
Net gain (loss) on sale and write-down of:
Loans receivable held for sale	1,841	2,860	10,675	9,294
Mortgage-backed securities	—	11	—	500
Investment securities	—	(1,983)	727	822
Foreclosed real estate	25	83	221	506
Mortgage loan servicing rights	2,400	—	2,400	—
Income from real estate operations	2,762	1,396	2,928	6,657
Deposit account service charges	9,436	8,687	35,193	34,112
Other loan fees	1,917	1,272	6,303	5,775
Loan servicing fee income, net	443	521	2,261	1,231
Valuation recovery on mortgage servicing rights	46	317	171	2,072
Brokerage commissions	1,261	952	4,441	4,094
Other	3,443	3,177	13,831	11,223

Total non-interest income	23,574	17,293	79,151	76,286
Non-interest expense:
Compensation and benefits	22,897	23,779	97,963	96,502
Office occupancy and equipment	7,786	7,339	29,393	27,984
Advertising and promotion	1,229	1,626	8,313	9,079
Data processing	2,100	2,007	8,144	8,012
Other	9,640	10,959	37,334	39,469
Amortization of core deposit intangibles	717	801	2,902	3,002

Total non-interest expense	44,369	46,511	184,049	184,048

Income before income taxes	41,723	38,027	157,881	152,311
Income taxes	14,591	12,855	54,528	50,789

Net income	$27,132	$25,172	$103,353	$101,522

Basic earnings per share	$.85	$.76	$3.20	$3.09

Diluted earnings per share	$.83	$.74	$3.13	$3.01

Average common and common equivalent shares outstanding
(in thousands):
Basic	32,062	33,165	32,307	32,897
Diluted	32,693	33,961	32,984	33,707

MAF BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands)

	December 31, 2005	December 31, 2004
	(Unaudited)
Assets
Cash and due from banks	$183,799	$148,055
Interest-bearing deposits	38,491	56,089
Federal funds sold	23,739	42,854

Total cash and cash equivalents	246,029	246,998
Investment securities available for sale, at fair value	475,152	388,959
Stock in Federal Home Loan Bank of Chicago, at cost	165,663	278,916
Mortgage-backed securities available for sale, at fair value	1,313,409	948,168
Mortgage-backed securities held to maturity (fair value $237,489 and $244,615)	243,161	245,021
Loans receivable held for sale	114,482	39,521
Loans receivable, net	7,211,237	6,878,514
Allowance for loan losses	(36,495)	(36,255)

Loans receivable, net of allowance for loan losses	7,174,742	6,842,259

Accrued interest receivable	44,339	34,888
Foreclosed real estate	789	1,487
Real estate held for development or sale	50,066	35,091
Premises and equipment, net	149,312	140,898
Other assets	175,938	135,249
Goodwill	304,251	305,166
Intangibles, net	30,171	38,763

	10,487,504	9,681,384

Liabilities and Stockholders' Equity
Liabilities:
Deposits	6,197,503	5,935,708
Borrowed funds	3,057,669	2,600,667
Junior subordinated debentures	67,011	—
Advances by borrowers for taxes and insurance	45,115	43,285
Accrued expenses and other liabilities	142,027	127,338

Total liabilities	9,509,325	8,706,998

Stockholders' equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none
outstanding	—	—
Common stock, $.01 par value; 80,000,000 shares authorized; 33,634,642
shares issued; 32,066,721 and 33,273,235 shares outstanding	336	336
Additional paid-in capital	527,131	522,047
Retained earnings, substantially restricted	537,140	468,408
Accumulated other comprehensive loss, net of tax	(19,391)	(1,676)
Stock in Gain Deferral Plan; 245,467 shares at December 31, 2004	—	1,211
Treasury stock, at cost 1,567,921 and 361,407 shares	(67,037)	(15,940)

Total stockholders' equity	978,179	974,386

	$10,487,504	$9,681,384

MAF BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(In thousands, except share data)
(Unaudited)

	December 31, 2005	December 31, 2004
Book value per share	$30.50	$29.28
Tangible book value per share	20.70	19.72
Stockholders' equity to total assets	9.33%	10.06%
Tangible stockholders' equity to tangible assets	6.52	7.01
Tangible capital ratio (Bank only)	7.07	7.14
Core capital ratio (Bank only)	7.07	7.14
Risk-based capital ratio (Bank only)	11.15	11.30
Common shares outstanding	32,066,721	33,273,235
Mortgage loans serviced for others	$2,919,075	$3,641,445
Capitalized mortgage servicing rights, net	20,007	25,697
Core deposit intangibles, net	10,164	13,066
	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Average balance data:
Total assets	$10,340,168	$9,547,131	$9,994,672	$9,259,279
Loans receivable	7,243,131	6,961,222	7,051,371	6,721,514
Interest-earning assets	9,505,190	8,804,297	9,193,692	8,551,351
Interest-bearing deposits	5,639,587	5,345,977	5,575,696	5,226,301
Interest-bearing liabilities	8,671,094	7,915,439	8,360,019	7,714,028
Stockholders' equity	974,797	964,612	961,538	924,462
Performance ratios (annualized):
Return on average assets	1.05%	1.05%	1.03%	1.10%
Return on average equity	11.13	10.44	10.75	10.98
Return on average tangible equity(1)	16.45	15.23	16.03	15.81
Average yield on interest-earning assets	5.38	4.98	5.21	4.92
Average cost of interest-bearing liabilities	2.94	2.14	2.56	2.07
Interest rate spread	2.44	2.84	2.65	2.85
Net interest margin	2.69	3.07	2.88	3.06
Non-interest expense to average assets	1.72	1.95	1.84	1.99
Non-interest expense to average assets and loans
serviced for others	1.29	1.43	1.36	1.46
Efficiency ratio(2)	52.08	53.59	54.01	54.74
Loans sold	178,476	210,080	825,750	914,081
Cash dividends declared per share	.23	.21	.96	.84

(1)	Return on average tangible equity is calculated by dividing annualized net income by average equity less the sum of average goodwill and core deposit intangibles.
(2)	The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gain/(loss) on sale and write-down of mortgage-backed and investment securities and mortgage servicing rights.